EXHIBIT 99.1

BRIGHAM
EXPLORATION COMPANY
                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES SUCCESSFUL COMPLETION OF FIRST TWO WELLS AT TRIPLE CROWN FIELD

================================================================================

     Austin, TX -- (Business Wire) - November 15, 2001 -- Brigham Exploration Company (NASDAQ:BEXP) today announced the successful completion of its discovery well and first development well at Triple Crown Field.

TRIPLE CROWN FIELD, BROOKS COUNTY, TEXAS

     In its October 19 press release, Brigham announced that it had retained a 50% working and 37.5% net revenue interest in the Dawson #1. This discovery well for Triple Crown Field encountered approximately 174 feet of net pay in seven Vicksburg sand intervals. The Company has now successfully perforated and stimulated the 9800 "A" zone, utilizing a fracture stimulation and completion technique designed to limit production of formation sand (a "fracpack"). As a result, the well began producing to sales on November 10 and is currently producing 3.4 MMcf of natural gas and 24 barrels of condensate per day with flowing tubing pressure of 6,000 psi.

     Brigham has also successfully completed its first development well in the Triple Crown Field. The Sullivan #1 well, in which Brigham has retained a 50% working and 37.5% net revenue interest, is currently testing from the "Loma Blanca" section at 2.5 MMcf of natural gas and 30 barrels of condensate per day with flowing tubing pressure of 5,800 psi. Brigham expects to begin producing the well to sales by early next week. Several additional pay intervals, including the 9800 "A", "B" and "C" sands, may also be fracture stimulated and subsequently commingled with the currently producing Loma Blanca pay interval.

MANAGEMENT COMMENTS

     Bud Brigham, the Company's Chairman, CEO and President, stated, "We are very pleased with the successful completion of our first two wells in our Triple Crown Field. The fracpack technique that we utilized to restrict formation flow in the Dawson #1 appears to have been successful. We believe that this completion will now enable the production of reserves from the 9800 "A", "B" and "C" reservoirs encountered in this well. More importantly, it appears to be a technique that we can utilize for the extensive development drilling program currently planned for this substantial field."

     Bud Brigham further stated, "The Sullivan #1 confirmed our Triple Crown Field discovery. This well was drilled approximately 2,400 feet northeast of the Dawson #1 discovery well and has extended the prospective pay intervals downdip by approximately 200 feet. Our next offset well should spud within the next sixty days and we expect this well to encounter the same pay intervals approximately 140 feet high to our Dawson #1 well and 340 feet high to our Sullivan #1 well. While this field discovery has provided our shareholders with substantial new reserve additions, we are also very excited about the impact it will now have on our production volumes and cash flow."

ABOUT BRIGHAM EXPLORATION

     Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.


FORWARD LOOKING STATEMENT DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.

Contact:    John Turner, Manager of Finance and Investor Relations
            (512) 427-3300 / investor@bexp3d.com


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